NEWS
FOR IMMEDIATE RELEASE
Tech Data Announces Appointment of
Michael Rabinovitch to Senior Vice President, Chief Accounting Officer

CLEARWATER, Fla. (January 25, 2018) – Tech Data (Nasdaq: TECD) today announced that Michael Rabinovitch will join the company on March 1, 2018 as senior vice president, chief accounting officer. In this role, Rabinovitch will lead the company’s financial reporting and technical accounting functions, including all global accounting policies, procedures and controls, ensuring Sarbanes-Oxley compliance and driving process optimization. He will report directly to Chuck Dannewitz, executive vice president, chief financial officer.

“As Tech Data continues its transformation into the IT distributor of the future, Mike’s extensive experience in process improvement, acquisition integration and global financial reporting systems with complex, diversified companies adds significant value to our organization,” said Dannewitz. “We are pleased to welcome Mike to Tech Data and look forward to his leadership as part of our talented global finance team.”

Rabinovitch joins Tech Data with more than 25 years of financial leadership experience. Most recently, he has served as senior vice president, Finance and chief accounting officer for Office Depot, Inc. since March 2017. Prior to joining Office Depot in January 2015 as vice president of finance, North America, Rabinovitch served as executive vice president and chief financial officer of Birks Group, a North American manufacturer and retailer of fine jewelry and luxury timepieces, from 2005 through 2014. He has also held senior financial leadership roles at Claire’s Stores, Inc. and UniCapital Corp. Rabinovitch began his career with Price Waterhouse (now PwC). He is a licensed certified public accountant and a member of the American Institute of Certified Public Accountants. Rabinovitch holds a Bachelor of Science degree in accounting and finance from Florida State University.

Rabinovitch replaces Jeff Taylor, senior vice president, Corporate Controller, who will be resigning from the company effective March 30, 2018. Taylor rejoined Tech Data in October 2012 as vice president, Assistant Corporate Controller and was promoted to his current role in June 2015. During this time, he has helped develop a robust financial controls framework, maintained high standards of financial compliance and built a strong finance and accounting team. Taylor will remain with

Tech Data to lead the company’s fiscal year-end close process and financial filings, working with Rabinovitch to ensure a seamless transition.

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About Tech Data
Tech Data connects the world with the power of technology. Our end-to-end portfolio of products, services and solutions, highly specialized skills, and expertise in next-generation technologies enable channel partners to bring to market the products and solutions the world needs to connect, grow and advance. Tech Data is ranked No. 107 on the Fortune 500® and has been named one of Fortune’s World’s Most Admired Companies for nine straight years. To find out more, visit www.techdata.com or follow us on Twitter, LinkedIn, and Facebook.

Investor Contact Arleen Quinones Corporate Vice President, Investor Relations and Corporate Communications 727.532.8866 arleen.quinones@techdata.com	Media Contact Jennifer Harmes Public Relations Manager 727.599.2654 jennifer.harmes@techdata.com